Exhibit (k)(2)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Each of the Entities on Schedule A

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 14th day of July 2008. In accordance with Section 15.1 (Amendment) of the Transfer Agency and Service Agreement between Each of the Entities listed on Schedule A and Boston Financial Data Services, Inc. dated as of December 30, 2005, as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated July 14, 2008;

2.	All defined terms and definitions in the Agreement shall be the same in this amendment except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE FUNDS ON SCHEDULE A		BOSTON FINANCIAL DATA SERVICES, INC.

By:		By:
A duly authorized officer of each such Entity
Name:	Francie Tai	Name:	Frances M. Corcoran
Title:	Assistant Treasurer	Title:	Vice President

MORGAN STANLEY

SCHEDULE A

LIST OF FUNDS

Dated: July 14, 2008

Alternative Investment Partners Absolute Return Fund

Alternative Investments Absolute Return Fund STS

Morgan Stanley Global Long/Short Fund A

Morgan Stanley Global Long/Short Fund P

Alternative Investment Partners Absolute Return Fund II A

Alternative Investment Partners Absolute Return Fund II P

EACH OF THE FUNDS ON SCHEDULE A		BOSTON FINANCIAL DATA SERVICES, INC.

By:		By:
A duly authorized officer of each such Entity
Name:	Francie Tai	Name:	Frances M. Corcoran
Title:	Assistant Treasurer	Title:	Vice President

MORGAN STANLEY